Exhibit 99.1

   HONEYWELL PLANS TO SELL AUTOMOTIVE CONSUMER PRODUCTS GROUP
      INCLUDING PRESTONE, FRAM, AUTOLITE, AND HOLTS BRANDS

      COMPANY CONTINUES PLAN TO DIVEST NON-CORE BUSINESSES


     MORRIS TOWNSHIP, New Jersey, August 24, 2000 - Honeywell [NYSE:HON] today announced it has retained Salomon Smith Barney to assist the company in finding a buyer for its Consumer Products Group (CPG) business unit, a manufacturer and marketer of consumer products for the automotive industry.

     "As promised, we are moving swiftly to focus our resources and reconfigure our portfolio to maximize its potential, while increasing the value-creation capabilities of our strong core businesses," said Michael R. Bonsignore, Honeywell's Chairman and CEO. "With its leading brands, strong financial performance, world-class product development capabilities, and outstanding employees, we expect that CPG will be very attractive to potential buyers with a long-term commitment to the automotive marketplace."

     Honeywell's Consumer Products Group is comprised of four major business enterprises: Prestone, FRAM, Autolite, and Holts. It manufactures and markets consumer-branded automotive products for the aftermarket, as well as for automotive original equipment manufacturers and installers. A leader in automotive product research, development, engineering, and manufacturing technology, it is a world leader in branded filters, spark plugs and car care products. Each of these four major brands is over 60 years old.

     Prestone, perhaps best known as the leading brand of antifreeze/coolant sold in America, also includes about 100 car care products, such as the Jump It!, portable jump starter and
power source and a line of premium fuel additives.   FRAM is a
leading global brand of oil, air, fuel and other filters for a variety of applications in gasoline- and diesel-powered vehicles. Autolite is one of North America's largest producers of spark plugs, offering a complete line of standard plugs,
premium platinum plugs and ignition wire sets.    Holt Lloyd is
a leading European and Asian automotive aftermarket supplier of car care products sold under the Holts, Redex, Simoniz, and Start Pilote, brand names.

     "This transaction will enable CPG's great brands to work for a buyer who is eager to invest or expand in the huge consumable automotive aftermarket," said David E. Berges, President, Consumer Products Group.

     Approximately 4,400 employees work for Honeywell's Consumer Products Group, which is headquartered in Danbury, Connecticut, and has 17 manufacturing locations around the world. In 1999, CPG generated about $1.1 billion in net sales up 6% from the prior year.

     Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company is a leading provider of software and solutions, and Internet e-hubs including MyPlant.com, MyFacilities.com and MyAircraft.com (joint venture with United Technologies and i2 Technologies). Honeywell employs approximately 120,000 people in 95 countries and is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.

This release contains forward-looking statements as defined in
Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.